Evergreen Core Equity Fund Annual Report as of September 30, 2002

table of contents
1	LETTER TO SHAREHOLDERS
4	FUND AT A GLANCE
6	PORTFOLIO MANAGER INTERVIEW
9	FINANCIAL HIGHLIGHTS
11	SCHEDULE OF INVESTMENTS
16	STATEMENT OF ASSETS AND LIABILITIES
17	STATEMENT OF OPERATIONS
18	STATEMENTS OF CHANGES IN NET ASSETS
20	NOTES TO FINANCIAL STATEMENTS
25	INDEPENDENT AUDITORS’ REPORT
26	ADDITIONAL INFORMATION

This annual report must be preceded or accompanied by a prospectus of the Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:
NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen InvestmentsSM is a service mark of Evergreen Investment
Management Company, LLC. Copyright 2002.

Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
90 Park Avenue, 10th Floor, New York, NY 10016.

LETTER TO SHAREHOLDERS

November 2002

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer

Dear Evergreen Shareholder,

We are pleased to provide the annual report for the Evergreen Core Equity Fund, which covers the 12-month period ended September 30, 2002.

Market analysis

The past 12-month period has arguably been one of the most difficult periods in the history of the equity markets. Investors have been confronted with terrorism, a slowing economy, weak earnings, accounting scandals, and the possibility of war with Iraq. In attempting to deal with each of these obstacles, the equity markets have alternately plunged and surged.

The first challenge for equity investors over the past year was the aftermath of September 11. After a significant sell-off, the equity markets soared in the fourth quarter of 2001. Low rates, mild inflation and purchase incentives propelled consumption higher, while signs of an economic rebound improved investor confidence. Solid gains, though, were quickly put into question as Enron’s financial irregularities emerged. At first, it appeared the accounting problems at Enron and its auditor, Arthur Andersen, would just be an isolated incident. But as details surfaced, and other instances of corporate misdeeds arose, investors were soon glued to their televisions watching Congressional hearings. Investor confidence fell, and the markets lost momentum.

Signs of economic strength, however, were very evident in early 2002. Improved activity was seen in manufacturing, and retail sales continued to surprise on the upside. In addition, the U.S. appeared to have attained initial success in the war against terror, as the Taliban was ousted from control in Afghanistan. All of these positives were soon lost on investors as the second quarter witnessed a stark slowdown in economic growth and the accounting scandals widened with WorldCom’s announcement of more than $3 billion in erroneous

LETTER TO SHAREHOLDERS continued

accounting. This proved to ultimately break the spirit of investors, who began to question the veracity of all management teams throughout corporate America. As a result, performance in July was exceptionally poor, as disappointing second quarter economic statistics were accompanied by little momentum in corporate earnings. In Washington, President Bush signed the Sarbanes-Oxley Act of 2002, which among other things, required corporate CEOs and CFOs to attest to the accuracy of their financial statements on a quarterly basis. We believe this will prove to be a monumental initial step in improving investor confidence going forward.

Fears of terrorism and escalating tensions with Iraq, however, soon overwhelmed corporate credibility as the major enemies of the equity markets. Drastically reduced earnings expectations compounded investors’ fears, and by the close of the third quarter, each of the major market indexes lost more than 15% during the quarter.

We continue to project a moderate economic recovery, with gross domestic product (GDP) growth in the range of 3% through next year. Accompanying this level of growth could be continued low inflation and a Federal Reserve Board that could remain accommodating into early 2003. Moreover, this pace of recovery will likely provide investors with a return to more “normal” levels of profitability for U.S. corporations. We believe operating earnings for companies in the Standard & Poor’s 500 Index should increase in the range of 7% into next year, representing a return to historical trend rates of growth. These earnings per share (EPS) gains should be led by moderate improvement in demand, major cost cutting programs during the recession, and solid levels of productivity growth. The integrity of earnings should also be much improved.

Given this scenario, we encourage investors to remain fully diversified according to investment styles and asset classes. Proper asset allocation has proven over time to be the most successful strategy in order to participate in gains while minimizing risk. These times are challenging, and we believe the best way to position portfolios is to maintain their long-term investment strategies, paying particular attention to the investor’s time horizon. As the

LETTER TO SHAREHOLDERS continued

financial markets become more comfortable with the fundamentals of the moderate recovery, and geopolitical risks begin to subside, we believe disciplined, long-term investors will potentially be rewarded for their patience.

Diversification remains important

An environment like the past 12 months offers many reasons for building and maintaining a diversified portfolio, rather than trying to make investment decisions based on anticipated market movements. Exposure to various types of investments should remain a key component of a well-balanced portfolio. Establishing a Systematic Investment Plan* (SIP) could be an appropriate tool to help you achieve your investment goals. As with all investment decisions, remember to consult your financial advisor to develop a strategy that will support your long-term objectives.

Please visit our newly enhanced Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events, through the “About Evergreen Investments” menu tab. Thank you for your continuing support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investment Company, Inc.

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

* A regular investment program neither provides assurance of making a profit nor guarantees against loss in a declining market. You should consider your ability to make regular investments through periods of fluctuating price levels before choosing any regular investment plan.

FUND AT A GLANCE

as of September 30, 2002

MANAGEMENT TEAM

Patricia A. Bannan, CFA
Large Cap Core Growth Team
Lead Manager

William E. Zieff
Global Structured Products Team
Lead Manager

CURRENT INVESTMENT STYLE2

PERFORMANCE AND RETURNS1

Portfolio Inception Date: 12/31/1981
	Class I	Class IS
Class Inception Date	11/24/1997	2/4/1998

Average Annual Returns

1 year	-20.13%	-20.32%

5 year	-5.75%	-5.98%

10 year	5.29%	5.03%

12-month income dividends per share	$0.38	$0.21

12-month capital gain distributions per share	$1.51	$1.51

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in loads, fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions. Performance shown does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

Historical performance shown for Class I prior to its inception is based on the fund’s predecessor common trust fund’s (CTF) performance, adjusted for estimated mutual fund expenses. The CTF was not registered under the Investment Company Act of 1940 and was not subject to certain investment restrictions. If the CTF had been registered, its performance might have been adversely affected. Historical performance shown for Class IS shares from 11/24/1997 to its inception is based on the performance of Class I shares and has not been adjusted to reflect the effect of the 0.25% 12b-1 fee applicable to Class IS shares. Class I does not pay a 12b-1 fee. If these fees had been reflected, returns for Class IS would have been lower. Returns reflect expense limits previously in effect for all classes, without which returns would have been lower.

2 Source: 2002 Morningstar, Inc.

Morningstar’s Style Box is based on a portfolio date as of 9/30/2002.

The equity Style Box placement is based on a fund’s price-to-earnings and price-to-book ratio relative to the S&P 500, as well as the size of the companies in which it invests, or median market capitalization.

LONG-TERM GROWTH

Comparison of a $1,000,000 investment in Evergreen Core Equity Fund Class I shares,1 versus a similar investment in the Standard & Poor’s 500 Index (S&P 500) and the Consumer Price Index (CPI).

The S&P 500 is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

Class I shares are only offered to investment advisory clients of an investment advisor of an Evergreen fund (or its advisory affiliates), through special arrangements entered into on behalf of Evergreen funds with certain financial services firms, certain institutional investors and persons who owned Class Y shares in registered name in an Evergreen fund on or before December 31, 1994. Class I and IS shares are only available to institutional shareholders with a minimum $1 million investment.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability and foreign currency fluctuations.

All data is as of September 30, 2002, and subject to change.

PORTFOLIO MANAGER INTERVIEW

How did the fund perform?

The fund’s Class I shares had a total return of -20.13% for the 12-month period ended September 30, 2002. During the same period, the Standard & Poor’s 500 Index (S&P 500) returned -20.49% and the median return of funds in Lipper’s large cap core category was -20.53%. Lipper Inc. is an independent monitor of mutual fund performance.

In July 2002, we shifted portfolio management responsibility from the previous management team and reassigned these functions to two equity teams led by Patricia Bannan, head of the Large Cap Core Growth team, and Bill Zieff, head of the Global Structured Products team. Both teams are comprised of dedicated, seasoned investment professionals.

The newly assigned teams already manage several other Evergreen portfolios in a core equity discipline, and they have begun applying their expertise to your fund to address the necessary changes for the delivery of competitive investment performance. We believe this reorganization will allow us to utilize the full and broad capabilities of our asset management firm, while focusing on reaching the objectives required for the delivery of sustainable, long-term performance in the core equity style.

What was the environment for equity investing?

This was an especially challenging time for equity investing in terms of returns and the level of volatility experienced in the markets. During the 12-month period, the S&P 500 returned -20.49% and most broad-based equity indexes were down a similar or worse amount, indicating there were few places an investor could go to avoid the downdraft. The beginning of the period was marked by a substantial rally off the market lows of September 2001. The lows were brought on by the devastating events of September 11 and the expected aftermath, including a consumer pullback leading to recession. In fact, the consumer discretionary and technology sectors led the market in the fourth quarter of 2001 as consumer confidence was restored via low interest rates and aggressive financing tactics; moreover, technology stock valuations suggested the worst had possibly passed.

Despite signs of the economy improving in early 2002, a steady stream of earnings disappointments, reports of corporate malfeasance and an ever-weakening outlook for corporate capital spending took their toll and market conditions continued to deteriorate through the spring and summer months. Volatility remained high as the market reacted to various news events; however, the volatility trend was to the downside with the sell-offs ultimately exceeding advances.
PORTFOLIO CHARACTERISTICS
(as of 9/30/2002)

Total Net Assets	$1,550,009,815

Number of Holdings	119

Beta	1.09

R-squared	0.98

P/E Ratio	18.3x

PORTFOLIO MANAGER INTERVIEW continued

What factors contributed positively to performance?

The diversified, core nature of the fund, with emphasis on quality companies and a strong adherence to investment disciplines, aided performance and allowed the fund to slightly outperform both its Lipper peer group and its benchmark.

Information technology was the biggest contributor to performance for the 12-month period and virtually all of that was achieved in the fourth quarter 2001 rally. Names across the technology spectrum such as Cisco Systems, Microsoft, Dell, Sun Microsystems, Intel and Siebel Systems all participated, which, coupled with a slight overweighted position versus the index, added significantly to gains. Many of these names were subsequently sold; however, several have been maintained including Cisco, Microsoft and Dell. One area of technology that hurt performance was semiconductors. Both Altera and Texas Instruments suffered from a persistent lack of end demand, which drove down expectations.

Consumer staples, with its defensive-like characteristics of sustainable and predictable revenue and earnings growth, was the next strongest sector. Our holdings in companies such as Procter & Gamble, Sysco, Coca-Cola and McCormick showed positive returns over the 12 months.

Our exposure to the energy sector was dominated by the exploration and production industry, which handily outperformed the overall sector in what was a volatile year for energy prices, company earnings and global tension surrounding the Middle East. Best performers included Devon Energy, Anadarko Petroleum, EOG Resources and Ocean Energy.

The woes of the telecommunications services sector are both well-documented and well-known to investors, as the sector continued its nearly two years of underperformance, including -56% over the past 12 months. The fund slightly outperformed its benchmark due to underweightings in the sector and among specific companies. Several small positions in BellSouth, SBC Communications and Verizon, the Regional Bell Operating Companies, continue to be held for diversification purposes.

Healthcare was a slight positive overall as low exposure to the higher-beta biotechnology area helped offset some disappointments in the ethical drug area, namely, Bristol Myers Squibb and Watson Pharmaceuticals, a generic manufacturer. Holdings in Boston Scientific, a maker of cardiac-related medical devices; Lincare, a provider of home health services; and Tenet Healthcare, a major hospital company; all proved beneficial to the portfolio as they provided significantly positive returns.
TOP 5 SECTORS
(as a percentage of 9/30/2002 net assets)

Financials	20.2%

Health Care	14.6%

Consumer Discretionary	13.7%

Industrials	13.3%

Information Technology	13.2%

PORTFOLIO MANAGER INTERVIEW continued

What types of investments negatively affected performance?

Generally, the fund’s exposure to more economically-sensitive areas after the fourth quarter 2001 rally was detrimental. Holdings in semiconductor companies, consumer-related firms and materials took price hits as prospects for an economic rebound faded.

In the consumer discretionary area, companies such as AOL Time Warner and Viacom suffered from lowered revenue and cash flow projections just as debt-heavy balance sheets went out of vogue. Department store leaders, Federated and Sears, also felt the impact when consumers directed spending toward autos carrying 0% financing instead of soft goods. The materials sector’s negative contribution was derived from Chemical producers, PPG and Rohm and Haas, as well as aluminum producer, Alcoa, all affected by deteriorating fundamentals in light of slack economic demand.

Financials turned in mixed performance, led at the high end by reinsurer RenaissanceRe and life insurer Aflac. At the lower end of the spectrum, Fleet Financial was the worst performer suffering from its Argentinean exposure, but it was by no means alone. Major players such as Citigroup, JP Morgan and Fannie Mae were hit simultaneously by stock and credit market deterioration.

TOP 10 HOLDINGS
(as a percentage of 9/30/2002 net assets)

Microsoft Corp.	3.2%

General Electric Co.	2.5%

Procter & Gamble Co.	2.4%

Bank of America Corp.	2.4%

Citigroup, Inc.	2.3%

Wal-Mart Stores, Inc.	2.2%

Pfizer, Inc.	2.2%

Johnson & Johnson Co.	2.0%

Coca-Cola Co.	1.6%

Cisco Systems, Inc.	1.5%

What is your outlook over the next 12 months?

In general, we anticipate more of the same over the next 12 months. While we believe the downside is limited at current market levels, we also believe the upside is necessarily limited due to the uncertainty regarding the economy and the outlook for corporate earnings and spending. Despite reasonable valuations and an environment of low interest rates and inflation, it is hard to make the case that corporate earnings will rebound significantly in the near future. Consumer spending, which has been the engine driving economic growth in the past, seems an unlikely catalyst for accelerated growth from these levels.

Given the anticipated backdrop, we continue to hold a diversified portfolio of equities covering both growth and value styles with a larger cap, quality bias. We believe that maintaining our investment discipline of buying high-quality companies selling at reasonable valuations, based on both quantitative and traditional analytical techniques, will prove to be a winning formula.

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Year Ended September 30,		Year Ended June 30,
	2002	2001[1,2]	2001	2000	1999	1998[3]
CLASS I
Net asset value, beginning of period	$60.15	$72.83	$89.37	$92.30	$92.59	$82.97
Income from investment operations
Net investment income	0.41	0.10	0.37	0.41	0.72	0.51
Net realized and unrealized gains or losses on securities, futures contracts and foreign currency related transactions	-11.99	-12.70	-13.41	6.16	7.51	9.62
Total from investment operations	-11.58	-12.60	-13.04	6.57	8.23	10.13

Distributions to shareholders from
Net investment income	-0.38	-0.08	-0.35	-0.40	-0.69	-0.51
Net realized gains	-1.51	0	-3.15	-9.10	-7.83	0
Total distributions to shareholders	-1.89	-0.08	-3.50	-9.50	-8.52	-0.51

Net asset value, end of period	$46.68	$60.15	$72.83	$89.37	$92.30	$92.59
Total return	-20.13%	-17.31%	-14.95%	7.71%	9.82%	12.23%
Ratios and supplemental data
Net assets, end of period (thousands)	$1,453,388	$1,527,611	$1,878,367	$2,485,896	$1,913,483	$1,952,436
Ratios to average net assets
Expenses[4]	0.76%	0.74%[5]	0.70%	0.70%	0.67%	0.70%[5]
Net investment income	0.70%	0.61%[5]	0.46%	0.47%	0.83%	0.95%[5]
Portfolio turnover rate	105%	11%	45%	42%	55%	22%

1.  For the three months ended September 30, 2001. The fund changed its fiscal year end from June 30 to September 30, effective September 30, 2001.

2.  Net investment income per share is based on average shares outstanding during the period.

3.  For the period from November 24, 1997 (commencement of class operations), to June 30, 1998.

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

5.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Year Ended September 30,		Year Ended June 30,
	2002	2001[1,2]	2001	2000	1999	1998[3]
CLASS IS
Net asset value, beginning of period	$55.81	$67.59	$83.19	$86.54	$87.33	$80.21
Income from investment operations
Net investment income	0.25	0.06	0.16	0.19	0.48	0.27
Net realized and unrealized gains or losses on securities, futures contracts and foreign currency related transactions	-11.10	-11.80	-12.47	5.75	7.02	7.16
Total from investment operations	-10.85	-11.74	-12.31	5.94	7.50	7.43

Distributions to shareholders from
Net investment income	-0.21	-0.04	-0.14	-0.19	-0.46	-0.31
Net realized gains	-1.51	0	-3.15	-9.10	-7.83	0
Total distributions to shareholders	-1.72	-0.04	-3.29	-9.29	-8.29	-0.31

Net asset value, end of period	$43.24	$55.81	$67.59	$83.19	$86.54	$87.33
Total return	-20.32%	-17.38%	-15.17%	7.45%	9.53%	9.27%
Ratios and supplemental data
Net assets, end of period (thousands)	$96,621	$51,500	$56,758	$52,699	$30,240	$18,244
Ratios to average net assets
Expenses[4]	1.01%	0.99%[5]	0.96%	0.95%	0.92%	0.95%[5]
Net investment income	0.50%	0.36%[5]	0.21%	0.21%	0.56%	0.60%[5]
Portfolio turnover rate	105%	11%	45%	42%	55%	22%

1.  For the three months ended September 30, 2001. The fund changed its fiscal year end from June 30 to September 30, effective September 30, 2001.

2.  Net investment income per share is based on average shares outstanding during the period.

3.  For the period from February 4, 1998 (commencement of class operations), to June 30, 1998.

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

5.  Annualized

See Notes to Financial Statements

SCHEDULE OF INVESTMENTS

September 30, 2002

	Shares	Value

COMMON STOCKS - 99.7%
CONSUMER DISCRETIONARY - 13.7%
Auto Components - 0.6%
Johnson Controls, Inc.	120,293	$ 9,240,908
Automobiles - 0.8%
General Motors Corp. (r)	305,270	11,875,003
Hotels, Restaurants & Leisure - 1.5%
Darden Restaurants, Inc. (r)	413,238	10,016,889
Harrah’s Entertainment, Inc. *(r)	285,506	13,764,244
23,781,133
Household Durables - 0.6%
Whirlpool Corp.	210,974	9,675,268
Media - 3.8%
AOL Time Warner, Inc. *	501,946	5,872,768
Gannett Co., Inc.	181,867	13,127,160
Knight-Ridder, Inc. (r)	185,192	10,446,681
McGraw-Hill Companies, Inc.	194,122	11,884,149
Viacom, Inc., Class B *	255,366	10,355,091
Walt Disney Co.	439,421	6,652,834
58,338,683
Multi-line Retail - 4.7%
Federated Department Stores, Inc. *	243,560	7,170,406
Kohl’s Corp. *	141,445	8,601,271
Sears, Roebuck & Co.	314,339	12,259,221
Target Corp.	370,248	10,929,721
Wal-Mart Stores, Inc.	689,653	33,958,514
72,919,133
Specialty Retail - 1.7%
Home Depot, Inc.	436,383	11,389,596
Lowe’s Companies, Inc.	376,252	15,576,833
26,966,429
CONSUMER STAPLES - 9.5%
Beverages - 3.9%
Anheuser-Busch Companies, Inc.	318,206	16,101,224
Coca Cola Enterprises, Inc. (r)	399,974	8,495,448
Coca-Cola Co.	503,366	24,141,433
PepsiCo, Inc.	316,081	11,679,193
60,417,298
Food Products - 1.4%
ConAgra, Inc.	377,627	9,384,031
Kraft Foods, Inc., Class A	338,480	12,340,981
21,725,012
Household Products - 2.4%
Procter & Gamble Co.	416,870	37,259,840
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

	Shares	Value

Personal Products - 0.8%
Avon Products, Inc.	256,398	$ 11,819,948
Tobacco - 1.0%
Philip Morris Companies, Inc.	415,420	16,118,296
ENERGY - 7.3%
Energy Equipment & Services - 1.1%
Nabors Industries, Ltd. *	276,399	9,052,067
Transocean Sedco Forex, Inc.	170,403	3,544,383
Weatherford International, Ltd. *(r)	122,963	4,566,846
17,163,296
Oil & Gas - 6.2%
Anadarko Petroleum Corp.	352,115	15,683,202
Burlington Resources, Inc.	209,786	8,047,391
ConocoPhillips	278,504	12,878,025
Devon Energy Corp.	307,597	14,841,555
Exxon Mobil Corp.	634,835	20,251,236
Occidental Petroleum Corp.	500,987	14,218,011
Ocean Energy, Inc.	472,788	9,432,121
95,351,541
FINANCIALS - 20.2%
Banks - 8.2%
Bank of America Corp.	572,580	36,530,604
Charter One Financial, Inc.	267,043	7,936,515
Fifth Third Bancorp (r)	122,495	7,500,369
FleetBoston Financial Corp.	186,219	3,785,832
KeyCorp	523,508	13,071,995
National City Corp.	415,771	11,861,947
U.S. Bancorp	920,564	17,104,079
Washington Mutual, Inc.	624,547	19,654,494
Wells Fargo & Co.	215,456	10,376,361
127,822,196
Diversified Financials - 7.8%
Capital One Financial Corp. (r)	286,502	10,004,650
Citigroup, Inc.	1,225,288	36,329,789
Countrywide Credit Industries, Inc.	264,409	12,466,884
Fannie Mae	325,600	19,386,224
Freddie Mac	290,210	16,222,739
J.P. Morgan Chase & Co.	711,533	13,512,012
Merrill Lynch & Co., Inc.	207,362	6,832,578
SLM Corp.	62,990	5,866,888
120,621,764
Insurance - 4.2%
American International Group, Inc.	397,129	21,722,956
Hartford Financial Services Group, Inc.	386,045	15,827,845
Loew’s Corp. (r)	216,567	9,288,559
MetLife, Inc.	790,800	17,998,608
64,837,968
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

	Shares	Value

HEALTH CARE - 14.6%
Biotechnology - 0.5%
Amgen, Inc. *	178,837	$ 7,457,503
Health Care Equipment & Supplies - 1.5%
Medtronic, Inc. (r)	208,663	8,788,886
Saint Jude Medical, Inc. *	406,805	14,522,938
23,311,824
Health Care Providers & Services - 3.4%
AmerisourceBergen Corp. (r)	104,931	7,494,172
HCA-The Healthcare Corp.	406,384	19,347,942
Tenet Healthcare Corp. *	308,742	15,282,729
Wellpoint Health Networks, Inc., Class A *	141,073	10,340,651
52,465,494
Pharmaceuticals - 9.2%
Abbott Laboratories, Inc.	238,829	9,648,692
Bristol-Myers Squibb Co.	380,003	9,044,071
Eli Lilly & Co.	142,836	7,904,544
Johnson & Johnson Co.	586,320	31,708,186
Merck & Co., Inc.	469,145	21,444,618
Pfizer, Inc.	1,159,337	33,643,960
Pharmacia Corp.	402,595	15,652,894
Schering-Plough Corp.	214,113	4,564,889
Wyeth	277,233	8,816,009
142,427,863
INDUSTRIALS - 13.3%
Aerospace & Defense - 3.1%
Boeing Co.	309,230	10,554,020
Northrop Grumman Corp.	137,309	17,031,808
United Technologies Corp.	354,682	20,035,986
47,621,814
Air Freight & Couriers - 0.7%
FedEx Corp.	199,384	9,983,157
Building Products - 1.3%
American Standard Companies, Inc. *(r)	170,252	10,831,432
Masco Corp.	483,314	9,448,789
20,280,221
Commercial Services & Supplies - 1.8%
Equifax, Inc.	255,873	5,562,679
First Data Corp.	509,096	14,229,233
Waste Management, Inc.	371,817	8,670,773
28,462,685
Industrial Conglomerates - 4.0%
3M Co.	176,808	19,443,576
General Electric Co.	1,585,374	39,079,469
Tyco International, Ltd.	241,293	3,402,231
61,925,276
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

	Shares	Value

Machinery - 0.5%
Illinois Tool Works, Inc.	132,245	$ 7,713,851
Road & Rail - 1.9%
Burlington Northern Santa Fe Corp.	693,556	16,589,860
Swift Transportation Co., Inc. *	393,862	6,144,247
Union Pacific Corp.	125,636	7,270,555
30,004,662
INFORMATION TECHNOLOGY - 13.2%
Communications Equipment - 1.5%
Cisco Systems, Inc. *	2,291,436	24,014,249
Computers & Peripherals - 3.4%
Dell Computer Corp. *	694,121	16,318,784
Hewlett-Packard Co.	634,182	7,400,904
International Business Machines Corp.	285,979	16,698,314
Lexmark International Group, Inc., Class A *(r)	253,374	11,908,578
52,326,580
IT Consulting & Services - 0.7%
Affiliated Computer Services, Inc., Class A *(r)	249,170	10,602,183
Semiconductor Equipment & Products - 2.7%
Altera Corp. *	700,248	6,071,150
Analog Devices, Inc. *	77,149	1,519,835
Applied Materials, Inc. *	349,327	4,034,727
Intel Corp.	1,357,884	18,861,009
Texas Instruments, Inc.	771,350	11,392,840
41,879,561
Software - 4.9%
Electronic Arts, Inc. *	105,622	6,966,827
Microsoft Corp. *	1,135,945	49,686,234
Oracle Corp. *	1,618,676	12,722,794
Veritas Software Corp. *	484,725	7,130,305
76,506,160
MATERIALS - 4.3%
Chemicals - 2.4%
PPG Industries, Inc.	299,208	13,374,597
Praxair, Inc.	332,774	17,008,079
Rohm & Haas Co.	236,879	7,343,249
37,725,925
Metals & Mining - 1.0%
Freeport-McMoRan Copper & Gold, Inc., Class B *(r)	1,129,276	15,200,055
Paper & Forest Products - 0.9%
International Paper Co.	425,366	14,202,971
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

	Shares	Value

TELECOMMUNICATION SERVICES - 2.3%
Diversified Telecommunication Services - 2.3%
BellSouth Corp.	415,314	$ 7,625,165
L-3 Communications Holdings, Inc. *(r)	147,374	7,766,610
SBC Communications, Inc.	390,053	7,840,065
Verizon Communications, Inc.	450,869	12,371,846
35,603,686
UTILITIES - 1.3%
Electric Utilities - 1.3%
American Electric Power Co., Inc. (r)	134,656	3,839,043
Dominion Resources, Inc.	101,400	5,144,022
TXU Corp.	255,471	10,655,695
19,638,760
Total Common Stocks		1,545,288,196

	Principal Amount

U.S. TREASURY OBLIGATIONS - 0.0%
U.S. Treasury Bills, 1.59%, 11/29/2002	$ 900,000	897,684

	Shares

SHORT-TERM INVESTMENTS - 6.0%
MUTUAL FUND SHARES - 6.0%
Evergreen Institutional Money Market Fund (o)	5,611,526	5,611,526
Navigator Prime Portfolio (rr)	86,795,987	86,795,987
Total Short-Term Investments		92,407,513
Total Investments - (cost $1,563,493,847) - 105.7%		1,638,593,393
Other Assets and Liabilities - (5.7%)		(88,583,578)
Net Assets - 100.0%		$ 1,550,009,815

* Non-income producing security

(r) All or a portion of this security is on loan.

(rr) Represents investment of cash collateral received for securities on loan.

(o) The advisor of the fund and the advisor of the money market fund are each a subsidiary of Wachovia Corporation.

See Notes to Financial Statements

STATEMENT OF ASSETS AND LIABILITIES

September 30, 2002

Assets
Identified cost of securities	$ 1,563,493,847
Net unrealized gains on securities	75,099,546

Market value of securities	1,638,593,393
Receivable for Fund shares sold	533,836
Dividends and interest receivable	1,915,513
Prepaid expenses and other assets	180,441

Total assets	1,641,223,183

Liabilities
Distributions payable	1,048,509
Payable for Fund shares redeemed	3,326,372
Payable for securities on loan	86,795,987
Advisory fee payable	25,463
Distribution Plan expenses payable	673
Due to other related parties	4,322
Accrued expenses and other liabilities	12,042

Total liabilities	91,213,368

Net assets	$ 1,550,009,815

Net assets represented by
Paid-in capital	$ 1,817,001,365
Undistributed net investment income	1,237,430
Accumulated net realized losses on securities, futures contracts and foreign currency related transactions	(343,328,526)
Net unrealized gains on securities	75,099,546

Total net assets	$ 1,550,009,815

Net assets consists of
Class I	1,453,388,401
Class IS	96,621,414

Total net assets	$ 1,550,009,815

Shares outstanding
Class I	31,134,792
Class IS	2,234,351

Net asset value per share
Class I	$ 46.68
Class IS	$ 43.24

See Notes to Financial Statements

STATEMENT OF OPERATIONS

Year Ended September 30, 2002

Investment income
Dividends (net of foreign withholding taxes of $14,890)	$ 23,716,151
Interest	941,587

Total investment income	24,657,738

Expenses
Advisory fee	10,487,224
Distribution Plan expenses	172,013
Administrative services fees	1,691,488
Transfer agent fee	157,971
Trustees’ fees and expenses	26,631
Printing and postage expenses	57,428
Custodian fee	366,480
Registration and filing fees	66,423
Professional fees	37,661
Interest expense	908
Other	12,900

Total expenses	13,077,127
Less: Expense reductions	(21,071)

Fee waivers	(129,657)

Net expenses	12,926,399

Net investment income	11,731,339
Net realized and unrealized losses on securities, futures contracts and foreign currency related transactions
Net realized losses on:
Securities	(266,195,561)
Futures contracts	(3,066,883)
Foreign currency related transactions	(172)

Net realized losses on securities, futures contracts and foreign currency related transactions	(269,262,616)
Net change in unrealized gains or losses on securities and foreign currency related transactions	(125,902,238)

Net realized and unrealized losses on securities, futures contracts and foreign currency related transactions	(395,164,854)

Net decrease in net assets resulting from operations	$ (383,433,515)

See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS

	Year Ended September 30,
	2002		2001 (a)

Operations
Net investment income		$ 11,731,339		$ 2,668,837
Net realized gains or losses on securities, futures contracts and foreign currency related transactions		(269,262,616)		(23,489,954)
Net change in unrealized gains or losses on securities, futures contracts and foreign currency related transactions		(125,902,238)		(310,593,468)

Net decrease in net assets resulting from operations		(383,433,515)		(331,414,585)

Distributions to shareholders from
Net investment income
Class I		(10,378,213)		(2,025,137)
Class IS		(284,551)		(30,934)
Net realized gains
Class I		(37,332,736)		0
Class IS		(1,316,656)		0

Total distributions to shareholders		(49,312,156)		(2,056,071)

	Shares		Shares
Capital share transactions
Proceeds from shares sold
Class I	3,946,120	227,986,583	641,984	41,947,954
Class IS	521,269	28,170,564	164,178	9,891,744

		256,157,147		51,839,698

Net asset value of shares issued in reinvestment of distributions
Class I	563,887	37,630,737	298	19,573
Class IS	19,379	1,150,700	317	19,071

		38,781,437		38,644

Payment for shares redeemed
Class I	(7,638,473)	(441,611,626)	(1,034,208)	(69,378,422)
Class IS	(854,539)	(46,167,893)	(81,538)	(5,043,963)

		(487,779,519)		(74,422,385)

Net asset value of shares issued in acquisition
Class I	8,864,567	509,883,605	0	0
Class IS	1,625,481	86,602,412	0	0

		596,486,017	0	0

Net increase (decrease) in net assets resulting from capital share transactions		403,645,082		(22,544,043)

Total decrease in net assets		(29,100,589)		(356,014,699)
Net assets
Beginning of period		1,579,110,404		1,935,125,103

End of period		$ 1,550,009,815		$ 1,579,110,404

Undistributed net investment income		$ 1,237,430		$ 551,625

(a) For the three months ended September 30, 2001. The fund changed its fiscal year end from June 30 to September 30, effective September 30, 2001.
See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS continued

	Year Ended June 30, 2001

Operations
Net investment income		$10,068,545
Net realized gains or losses on securities, futures contract and foreign currency related transactions		44,023,461
Net change in unrealized gains or losses on securities, futures contracts and foreign currency related transactions		(415,814,101)

Net decrease in net assets resulting from operations		(361,722,095)

Distributions to shareholders from
Net investment income
Class I		(9,518,165)
Class IS		(113,615)
Net realized gains
Class I		(83,737,027)
Class IS		(2,346,045)

Total distributions to shareholders		(95,714,852)

	Shares
Capital share transactions
Proceeds from shares sold
Class I	2,431,218	190,120,353
Class IS	775,256	57,878,661

		247,999,014

Net asset value of shares issued in reinvestment of distributions
Class I	1,037,739	83,826,665
Class IS	23,470	1,757,124

		85,583,789

Payment for shares redeemed
Class I	(5,493,182)	(436,286,765)
Class IS	(592,432)	(43,329,252)

		(479,616,017)

Net decrease in net assets resulting from capital share transactions		(146,033,214)

Total decrease in net assets		(603,470,161)
Net assets
Beginning of period		2,538,595,264

End of period		$1,935,125,103

Overdistributed net investment income		$(61,141)

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

Evergreen Core Equity Fund (the “Fund”) is a diversified series of Evergreen Select Equity Trust (the “Trust”), a Delaware business trust organized on September 18, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Fund offers Institutional (“Class I”) and Institutional Service (“Class IS”) shares. Class I and Class IS shares are sold without a front-end sales charge or contingent deferred sales charge; however, Class IS shares pay an ongoing distribution fee.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

a. Valuation of investments

Listed equity securities are usually valued at the last sales price reported on the national securities exchange, where the securities are principally traded.

Foreign securities traded on an established exchange are valued at the last sales price on the exchange where the security is primarily traded. If there has been no sale, the securities are valued at the mean between bid and asked prices.

Portfolio debt securities acquired with more than 60 days to maturity are valued at prices obtained from an independent pricing service which takes into consideration such factors as similar security prices, yields, maturities, liquidity and ratings. Securities for which valuations are not available from an independent pricing service may be valued by brokers which use prices provided by market makers or estimates of market value obtained from yield data relating to investments or securities with similar characteristics.

Short-term securities with remaining maturities of 60 days or less at the time of purchase are valued at amortized cost, which approximates market value.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

b. Foreign currency translation

All assets and liabilities denominated in foreign currencies are translated in U.S. dollar amounts at the date of valuation. Purchases and sales of portfolio securities and income items denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of such transactions. The Fund does not separately account for that portion of the results of operations resulting from changes in foreign exchange rates on investments and the fluctuations arising from

NOTES TO FINANCIAL STATEMENTS continued

changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gains or losses on securities.

c. Futures contracts

In order to gain exposure to or protect against changes in security values, the Fund may buy and sell futures contracts. The primary risks associated with the use of futures contracts are the imperfect correlation between changes in market values of securities held by the Fund and the prices of futures contracts, and the possibility of an illiquid market.

Futures contracts are valued based upon their quoted daily settlement prices. The aggregate principal amounts of the contracts are not recorded in the financial statements. Fluctuations in the value of the contracts are recorded in the Statement of Assets and Liabilities as an asset or liability and in the Statement of Operations as unrealized gains or losses until the contracts are closed, at which point they are recorded as net realized gains or losses on futures contracts.

d. Securities lending

The Fund may lend its securities to certain qualified brokers in order to earn additional income. The Fund receives compensation in the form of fees or interest earned on the investment of any cash collateral received. The Fund receives collateral in the form of cash or securities with a market value at least equal to the market value of the securities on loan, including accrued interest. In the event of default or bankruptcy by the borrower, the Fund could experience delays and costs in recovering the loaned securities or in gaining access to the collateral.

e. Security transactions and investment income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums. Dividend income is recorded on the ex-dividend date or in the case of some foreign securities, on the date when the Fund is made aware of the dividend. Foreign income and capital gains realized on some securities may be subject to foreign taxes, which are accrued as applicable.

f. Federal taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

g. Distributions

Distributions to shareholders from net investment income and net realized gains are recorded on the ex-dividend date. Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

Reclassifications have been made to the Fund’s components of net assets to reflect income and gains available for distribution (or available capital loss carryovers, as applicable) under income tax regulations. The primary permanent differences causing such reclassifications are due to certain capital loss carryovers and wash sales assumed as a result of acquisitions.

NOTES TO FINANCIAL STATEMENTS continued

h. Class allocations

Income, common expenses and realized and unrealized gains and losses are allocated to the classes based on the relative net assets of each class. Distribution fees, if any, are calculated daily at the class level based on the appropriate net assets of each class and the specific expense rates applicable to each class.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect, wholly-owned subsidiary of Wachovia Corporation (“Wachovia”) (formerly First Union Corporation), is the investment advisor to the Fund and is paid an annual fee of 0.62% of the Fund’s average daily net assets.

During the year ended September 30, 2002, the investment advisor waived its fees in the amount of $129,657, which represents 0.01% of the Fund’s average daily net assets.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an annual administrative fee of 0.10% of the Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund.

The Fund has placed a portion of its portfolio transactions with brokerage firms that are affiliates of Wachovia. During the year ended September 30, 2002, the Fund paid brokerage commissions of $802,146 to Wachovia Securities, Inc.

4. DISTRIBUTION PLANS

Evergreen Distributor, Inc. (“EDI”), a wholly owned subsidiary of BISYS Fund Services, Inc., serves as principal underwriter to the Fund.

The Fund has adopted a Distribution Plan, as allowed by Rule 12b-1 of the 1940 Act, for each class of shares, except Class I. Under the Distribution Plan, distribution fees are paid at an annual rate of 0.25% of the average net assets for Class IS shares.

5. ACQUISITIONS

During the year ended September 30, 2002, the Fund had acquired various open-end management investment companies registered under the 1940 Act.

On July 14, 2002, the Fund acquired substantially all the assets and assumed certain liabilities of Wachovia Equity Fund, Wachovia Growth & Income Fund and Wachovia Personal Equity Fund in exchange for Class I and Class IS shares of the Fund.

NOTES TO FINANCIAL STATEMENTS continued

These acquisitions were accomplished by a tax-free exchange of the respective shares of the Fund. The value of net assets acquired, number of shares issued and unrealized appreciation acquired were as follows:

Acquired Fund	Value of Net Assets Acquired	Number of Shares Issued		Unrealized Appreciation

Wachovia Equity Fund	$ 214,441,729	2,912,485 880,632	Class I Class IS	$5,631,790
Wachovia Growth &Income Fund	148,350,537	1,900,654 732,518	Class I Class IS	21,073,230
Wachovia PersonalEquity Fund	233,693,751	4,051,428 12,331	Class I Class IS	35,028,351

The aggregate net assets of the Fund immediately following these acquisitions were $2,030,249,228.

6. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were $1,714,289,848 and $1,887,106,462, respectively, for the year ended September 30, 2002.

The Fund loaned securities during the year ended September 30, 2002 to certain brokers. At September 30, 2002, the value of securities on loan and the value of collateral (including accrued interest) amounted to $83,550,974 and $86,795,987, respectively. During the year ended September 30, 2002, the Fund earned $151,628 in income from securities lending.

On September 30, 2002, the aggregate cost of securities for federal income tax purposes was $1,566,668,545. The gross unrealized appreciation and depreciation on securities based on tax cost was $192,912,928 and $120,988,080, respectively, with a net unrealized appreciation of $71,924,848.

As of September 30, 2002, the Fund had $76,489,234 in capital loss carryovers for federal income tax purposes with $46,147,083 expiring in 2008, $26,701,309 expiring in 2009 and $3,640,842 expiring in 2010.

For income tax purposes, capital losses incurred after October 31 within the Fund’s fiscal year are deemed to arise on the first business day of the following fiscal year. The Fund has incurred and will elect to defer post-October capital losses of $263,664,594.

7. INTERFUND LENDING

Pursuant to an Exemptive Order issued by the SEC, the Fund, along with other certain funds in the Evergreen fund family may participate in an interfund lending program. This program allows the funds to borrow from, or lend money to, other participating funds.

During the year ended September 30, 2002, the Fund did not participate in the interfund lending program.

NOTES TO FINANCIAL STATEMENTS continued

8. DISTRIBUTIONS TO SHAREHOLDERS

As of September 30, 2002, the components of distributable earnings on a tax basis were as follows:

Undistributed Ordinary Income	Unrealized Appreciation	Capital Loss Carryforward and Post-October Loss

$1,237,430	$ 71,924,848	$ 340,153,828

The differences between the components of distributable earnings on a tax basis and the amounts reflected in the Statement of Assets and Liabilities are primarily due to wash sales.

The tax character of distributions paid for the year ended September 30, 2002 was as follows:

Ordinary Income	Long-Term Capital Gain

$ 10,664,605	$ 38,647,551

9. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and the Fund’s custodian, a portion of fund expenses has been reduced. The Fund received expense reductions from expense offset arrangements of $21,071, which represents 0.00% of its average net assets.

10. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

11. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $150 million unsecured revolving credit commitment for temporary and emergency purposes, including the funding of redemptions, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the participating funds are charged an annual commitment fee of 0.09% of the unused balance, which is allocated pro rata.

During the year ended September 30, 2002, the Fund had average borrowings outstanding of $37,255 at a rate of 2.44% and paid interest of $908, which represents 0.00% of its average net assets.

INDEPENDENT AUDITORS’ REPORT

Board of Trustees and Shareholders
Evergreen Select Equity Trust

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of the Evergreen Core Equity Fund, a portfolio of Evergreen Select Equity Trust, as of September 30, 2002, and the related statement of operations for the year then ended, statements of changes in net assets for each of the years or periods in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 2002 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Evergreen Core Equity Fund as of September 30, 2002, and the results of its operations, changes in its net assets, and financial highlights for each of the years or periods described above in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts
November 1, 2002

ADDITIONAL INFORMATION (unaudited)

FEDERAL TAX DISTRIBUTIONS

Pursuant to Section 852 of the Internal Revenue Code, the Fund has designated aggregate and per share capital gain distributions of $38,647,551 and $1.506, respectively, for the fiscal year ended September 30, 2002.

For corporate shareholders, 100.00% of ordinary income dividends paid during the fiscal year ended September 30, 2002 qualified for the dividends received deduction.

OFFICERS
William M. Ennis† President DOB: 6/26/1960 Term of office since: 1999	President and Chief Executive Officer, Evergreen Investment Company, Inc. and Chief Operating Officer, Capital Management Group, Wachovia Bank, N.A.

Carol Kosel†† Treasurer DOB: 12/25/1963 Term of office since: 1999	Senior Vice President, Evergreen Investment Services, Inc. and Treasurer, Vestaur Securities, Inc.; former Senior Manager, KPMG LLP.

Michael H. Koonce†† Secretary DOB: 4/20/1960 Term of office since: 2000	Senior Vice President and General Counsel, Evergreen Investment Services, Inc.; Senior Vice President and Assistant General Counsel, Wachovia Corporation; former Senior Vice President and General Counsel, Colonial Management Associates, Inc.; former Vice President and Counsel, Colonial Management Associates, Inc.

Nimish S. Bhatt††† Vice President and Assistant Treasurer DOB: 6/6/1963 Term of office since: 1998	Vice President, Tax, BISYS Fund Services; former Assistant Vice President, EAMC/First Union National Bank; former Senior Tax Consulting/Acting Manager, Investment Companies Group, PricewaterhouseCoopers LLP, New York.

Bryan Haft††† Vice President DOB: 1/23/1965 Term of office since: 1998	Team Leader, Fund Administration, BISYS Fund Services.

† The address of the Officer is 401 S. Tryon Street, 20th Floor, Charlotte, NC 28288.

†† The address of the Officer is 200 Berkeley Street, Boston, MA 02116.

††† The address of the Officer is 3435 Stelzer Road, Columbus, OH 43219.

BOARD OF TRUSTEES*
Charles A. Austin III Trustee DOB: 10/23/1934 Term of office since: 1991	Principal occupations: Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

K. Dun Gifford Trustee DOB: 10/23/1938 Term of office since: 1974	Principal occupations: Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Leroy Keith, Jr. Trustee DOB: 2/14/1939 Term of office since: 1983	Principal occupations: Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund

Gerald M. McDonnell Trustee DOB: 7/14/1939 Term of office since: 1988	Principal occupations: Sales Manager, SMI-STEEL - South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Thomas L. McVerry Trustee DOB: 8/2/1938 Term of office since: 1993	Principal occupations: Director of Carolina Cooperative Credit Union; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust. Other directorships: None

William Walt Pettit Trustee DOB: 8/26/1955 Term of office since: 1984	Principal occupations: Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

BOARD OF TRUSTEES* continued

David M. Richardson Trustee DOB: 9/19/1941 Term of office since: 1982	Principal occupations: President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Russell A. Salton III, MD Trustee DOB: 6/2/1947 Term of office since: 1984	Principal occupations: Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Michael S. Scofield Trustee DOB: 2/20/1943 Term of office since: 1984	Principal occupations: Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust. Other directorships: None

Richard J. Shima Trustee DOB: 8/11/1939 Term of office since: 1993	Principal occupations: Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

Richard K. Wagoner, CFA** Trustee DOB: 12/12/1937 Term of office since: 1999	Principal occupations: Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.

Other directorships: None

* Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office. The address of each Trustee is 200 Berkeley Street, Boston, MA 02116. Each Trustee oversees 105 Evergreen funds.

** Mr. Wagoner is an “interested person” of the fund because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the fund’s investment advisor.

Additional information about the fund’s Board of Trustees can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Investments that stand the test of time

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With $213 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of September 30, 2002

Visit us online at EvergreenInvestments.com

FOR MORE INFORMATION
Evergreen Express Line 800.346.3858
Evergreen Investor Services 800.343.2898

The Dalbar Mutual Fund Service Award symbolizes the achievement of the highest tier of service to shareholders within the mutual fund industry. It is awarded only to firms that exceed industry norms in key service areas. Evergreen Investments was measured against 62 mutual fund service providers.

563833 11/2002

Evergreen Investments
200 Berkeley Street
Boston, MA 02116-5034